UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Progenity, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4330 La Jolla Village Drive, Suite 200, San Diego, CA 92122

NOTICE OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 2, 2021

To the Stockholders of Progenity:

Progenity, Inc. (the “Company”) will hold its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 2, 2021, at 11:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast at www.virtualshareholdermeeting.com/PROG2021. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)	To elect the seven director nominees named in the Proxy Statement to serve until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified (“Proposal 1”);

(2)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 (“Proposal 2”); and

(3)	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 8, 2021 as the record date. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Instructions for accessing the virtual Annual Meeting are provided in the Proxy Statement. In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting at 12:00 p.m. Pacific Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://investors.progenity.com.

By Order of the Board of Directors, /s/ Harry Stylli

Harry Stylli, Ph.D. Chairman and Chief Executive Officer San Diego, California April 15, 2021

Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure you representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

CORPORATE GOVERNANCE	11

EXECUTIVE OFFICERS	18

EXECUTIVE COMPENSATION	20

CERTAIN INFORMATION ABOUT OUR COMMON STOCK	25

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	28

OTHER MATTERS	32

LEGAL MATTERS

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to Be Held on June 2, 2021. The Proxy Statement and Annual Report for the year ended December 31, 2020 are available at www.proxyvote.com.

Forward-Looking Statements. The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements, other than statements of historical facts included in the Proxy Statement are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties, and other factors include those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements where as a result of new information, future events or otherwise, except as required by law.

Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.

Use of Trademarks. Progenity is the trademark of Progenity, Inc. Other names and brands may be claimed as the property of others.

4330 La Jolla Village Drive, Suite 200, San Diego, CA 92122

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

What Is the Purpose of These Proxy Materials?

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Progenity, Inc. (“we,” “us,” “our” or the “Company”) for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 2, 2021 at 11:00 a.m. Pacific Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this Proxy Statement. The proxy materials are first being made available to our stockholders on or about April 15, 2021.

Why Did I Receive a Notice of Internet Availability?

Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

Why Are We Holding a Virtual Annual Meeting?

We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. Utilizing a virtual meeting format is particularly important to protect our stockholders and employees in light of the evolving public health and safety considerations posed by the ongoing coronavirus (COVID-19) pandemic. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Who Can Vote?

Only stockholders of record at the close of business on April 8, 2021 (the “Record Date”) are entitled to notice of, and to vote on, the proposals described in this Proxy Statement at the Annual Meeting. At the close of business on the Record Date, 60,342,215 shares of our common stock were issued and outstanding.

What Is the Difference between Holding Shares of Common Stock as a Registered Stockholder and as a Beneficial Owner?

Registered Stockholder: Shares of Common Stock Registered in Your Name

If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.

How Can I Participate in the Virtual Annual Meeting?

Stockholders of record as of the close of business on the record date are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote, ask questions, and view the list of registered stockholders as of the record date during the meeting, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/PROG2021, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting webcast will begin promptly at 11:00 a.m. Pacific Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website. Regardless of whether you plan to participate in the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, we encourage you to vote in advance of the Annual Meeting.

What Am I Voting on?

The proposals to be voted on at the Annual Meeting are as follows:

(1)

Election of the seven director nominees named in this Proxy Statement to serve until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified (“Proposal 1”); and

(2)	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 (“Proposal 2”).

How Does the Board Recommend That I Vote?

The Board recommends that you vote your shares of common stock “FOR” each director nominee in Proposal 1 and “FOR” Proposal 2.

What If Another Matter Is Properly Brought before the Annual Meeting?

As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.

What Does It Mean If I Receive More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares of common stock may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares of common stock are voted.

How Do I Vote?

Registered Stockholder: Shares of Common Stock Registered in Your Name

If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by Internet (at www.proxyvote.com) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone (at 800-690-6903). Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.

What Happens If I Do Not Vote?

Registered Stockholder: Shares of Common Stock Registered in Your Name

If you are the registered stockholder and do not vote by attending the Annual Meeting virtually, vote by proxy using the enclosed proxy card or vote by proxy via telephone or the Internet, your shares of common stock will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares of common stock, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “nonroutine” proposals, which we refer to as a “broker nonvote.”

What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?

Registered Stockholder: Shares of Common Stock Registered in Your Name

The shares of common stock represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and sign and return your voting instruction form without giving specific instructions, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares of common stock with respect to “nonroutine” proposals, resulting in a broker nonvote with respect to such proposals.

Can I Change My Vote after I Submit My Proxy?

Registered Stockholder: Shares of Common Stock Registered in Your Name

If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

(1)	You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;

(2)	You may submit new proxy instructions via telephone or the Internet; or

(3)	You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.

What Is the Quorum Requirement?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either virtually or represented by proxy, to constitute a quorum. A quorum is required to transact business at the Annual Meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.

How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?

Votes will be counted by Broadridge Financial Solutions, the Inspector of Elections appointed for the Annual Meeting.

Proposal 1: Election of Directors

A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Broker non-votes and votes that are withheld will not be counted as votes cast on the matter and have no effect on the outcome of the election. We do not have cumulative voting rights for the election of directors.

Proposal 2: Ratification of Independent Auditor Selection

The affirmative vote of a majority of shares of common stock present or represented at the Annual Meeting is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2021. Abstentions have the same effect as a vote “AGAINST” the matter. Proposal 2 is expected to be considered a routine voting matter on which brokers have discretion to vote uninstructed shares.

Who Is Paying for This Proxy Solicitation?

We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”

Our employees, officers and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.

How Can I Find out the Voting Results?

We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote to elect the seven director nominees named in this Proxy Statement to serve until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Our Board has unanimously nominated each of Harry Stylli, Ph.D., Jeffrey D. Alter, John T. Bigalke, Jeffrey A. Ferrell, Brian L. Kotzin, M.D., Samuel R. Nussbaum, M.D., and Lynne Powell for election to our Board. The director nominees have indicated that they are willing and able to serve as directors. However, if any of the director nominees becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the Board.

Information Regarding Director Nominees

Biographical and other information regarding our director nominees, including the primary skills and experience considered by our Nominating/Corporate Governance Committee (the “Nominating Committee”) in determining to recommend them as nominees, is set forth below.

Name	Age	Position
Harry Stylli, Ph.D.	59	Chairman and Chief Executive Officer
Jeffrey D. Alter(1)(2)	58	Lead External Director
John T. Bigalke(1)(3)	66	Director
Jeffrey A. Ferrell(2)(3)	46	Director
Brian L. Kotzin, M.D.(2)(4)	72	Director
Samuel R. Nussbaum, M.D.(3)(4)	72	Director
Lynne Powell(1)(4)	54	Director
(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee
(4)	Member of the Science Committee

Harry Stylli, Ph.D. Dr. Stylli has served as the Chairman of our Board and our Chief Executive Officer since August 2018. Previously, he served as the Executive Chairman of our Board from January 2013 to August 2018 and as the Chairman of our Board from January 2011 to January 2013. He has also served as executive chairman of the board of directors at Immunis.Al (formerly OncoCell MDx), a diagnostic testing company, since April 2019. He previously served as Chief Executive Officer and Chairman of the Board of OncoCell MDx from June 2010 to April 2019. From June 2005 to September 2009, Dr. Stylli was President, Chief Executive Officer, and a member of the board of directors of Sequenom, Inc., a molecular diagnostic testing and genetics analysis company. From December 2003 to February 2005, Dr. Stylli was President and Chief Executive Officer of Xencor, Inc., a biopharmaceutical company. From April 2002 to July 2003, Dr. Stylli served as co-founder, President and Chief Executive Officer of CovX Pharmaceuticals Inc., a biopharmaceutical company. In May 1995, he co-founded Aurora Biosciences Corp., a biotechnology company. From May 1995 to April 2001, when Aurora Biosciences Corp. was acquired by Vertex Pharmaceuticals Incorporated, he held various senior roles at Aurora Biosciences Corp. From April 2001 to June 2002, following the acquisition, Dr. Stylli served as President of Aurora Biosciences Corp. and PanVera Corporation, a biotechnology company. Dr. Stylli received his B.S. from the University of East London, his M.B.A. from Open University in the United Kingdom, and his Ph.D. from London University.

We believe Dr. Stylli is qualified to serve on our Board because of his extensive experience forming and building biotechnology companies.

Jeffrey D. Alter. Mr. Alter has served as a member of our Board since January 2019. Mr. Alter has served as the Executive Vice President, IngenioRX and Anthem Health Solutions, at Anthem, Inc., a health benefits company, since September 2020. Prior to joining Anthem, Inc., from July 2018 to September 2020, Mr. Alter served as

President of Arcturus One Consulting, a consulting company. From April 2004 to June 2018, Mr. Alter served in various chief leadership positions at UnitedHealthcare, a health plan business, including as Chief Executive Officer of its commercial group from November 2014 to June 2018, as Chief Executive Officer of its employer and individual business from January 2011 to November 2014, as Chief Executive Officer, Northeast Region from June 2008 to January 2011, as Chief Operating Officer from April 2005 to June 2008, and as Chief Financial Officer, Northeast Region from April 2004 to April 2005. Mr. Alter earned both his B.S. in Marketing and his M.B.A. in Finance from Saint John’s University, New York.

We believe Mr. Alter is qualified to serve on our Board because of his extensive leadership experience in the healthcare industry and finance experience.

John T. Bigalke. Mr. Bigalke has served as a member of our Board since January 2019. Mr. Bigalke has served as the Chief Executive Officer of Second Half Healthcare Advisors, a healthcare strategy firm, since its founding by Mr. Bigalke in August 2016. Prior to founding Second Half Healthcare Advisors, he served as Vice Chairman and Senior Partner, Global Health Care Practice at Deloitte USA LLP, an accounting and consulting firm, from April 2012 to August 2016 and as Vice Chairman and National Industry Leader for the Health Care and Life Science Practice at Deloitte USA LLP from June 1998 until April 2012. Mr. Bigalke has served as a member of the board of directors of Premier, Inc., a healthcare improvement company, since October 2019, as a member of the advisory board for Concord Health Partners, a healthcare focused investment firm, since December 2018, and as a director for AdventHealth, a health system company, since June 2012. Since August of 2015, Mr. Bigalke has served as Chairman of the Advisory Board of Vaxcare, Inc., a private healthcare company. He previously served as a member of the board of directors of Deloitte USA, LLP from June 2004 to May 2007. Mr. Bigalke earned his B.S. in Financial Management from Clemson University. Mr. Bigalke is a Certified Public Accountant.

We believe Mr. Bigalke is qualified to serve on our Board because of his extensive experience in the healthcare and life sciences industry and his finance and accounting experience.

Jeffrey A. Ferrell. Mr. Ferrell has served as a member of our Board since June 2014. Mr. Ferrell has served as the Managing Partner of Athyrium Capital Management, LP, a life sciences focused investment and advisory company, since November 2008. Mr. Ferrell served as a director of Lpath, Inc. from April 2007 to December 2016. Prior to Lpath, Inc., Mr. Ferrell served in a number of roles at Lehman Brothers, including as Senior Vice President from December 2005 to November 2008 and as Vice President in Lehman Brothers’ private equity division from December 2002 to December 2005. From June 1997 to February 2001, Mr. Ferrell was a principal at Schroder Ventures Life Sciences. Mr. Ferrell earned his A.B. in Biochemical Sciences from Harvard University.

We believe Mr. Ferrell is qualified to serve on our Board because of his extensive experience investing in and guiding early stage life sciences companies.

Brian L. Kotzin, M.D. Dr. Kotzin has served as a member of our Board since June 2019. Dr. Kotzin has served in various leadership positions at Nektar Therapeutics, a biopharmaceutical company, including as Chief Medical Officer and Head of Clinical Development since January 2021, and as Senior Vice President, Clinical Development since April 2017. Prior to Nektar, Dr. Kotzin was at Amgen Inc., where he served as Vice President, Global Clinical Development and Head, Inflammation Therapeutic Area from July 2004 to January 2015. During his employment at Amgen Inc., he also served as Vice President, Translational Sciences and Head of Medical Sciences from February 2006 to July 2011. Before joining Amgen, Dr. Kotzin was a faculty member in the Division of Rheumatology of the Department of Medicine and Department of Immunology at the University of Colorado Health Sciences Center in Denver, Colorado from September 1981 to July 2004. During this time at the University of Colorado Health Sciences Center, he was also head of Clinical Immunology in the Department of Medicine and director of the Autoimmunity Center of Excellence from July 1998 to July 2004. Dr. Kotzin has been elected as a Master of the American College of Rheumatology and is an elected Member of the American Society of Clinical Investigation and the Association of American Physicians. He has served as a member of the board of directors of Kyverna Therapeutics, Inc. since August 2019 and Rigel Pharmaceuticals, Inc. since August 2017. Dr. Kotzin previously served as a member of the board of directors of Vera Therapeutics, Inc. from April 2020 to December 2020. Dr. Kotzin earned his medical degree from Stanford University and his B.S. in Mathematics from the University of Southern California.

We believe Dr. Kotzin is qualified to serve on our Board because of his extensive academic research experience in immunology and experience as a senior executive and board member for life sciences companies.

Samuel R. Nussbaum, M.D. Dr. Nussbaum has served as a member of our Board since January 2019. Dr. Nussbaum has served as a Strategic Consultant for EBG Advisors, the consulting arm for Epstein Becker and Green, since January 2016. Dr. Nussbaum has also served as a Senior Advisor to Sandbox Industries, a venture fund, since January 2017, and Ontario Teachers’ Pension Fund since August 2016. From January 2000 until January 2016, Dr. Nussbaum served as Executive Vice President, Clinical Health Policy, and Chief Medical Officer of Anthem, Inc., a health insurance company. Dr. Nussbaum has served as a member of the board of directors of The Able Channel, a streaming and digital health platform company, since January 2020, Atrio Health Plans, a Medicare Advantage health plan provider, since September 2019, Coherus BioSciences, Inc., a biosimilar company, since May 2018, Motus GI Holdings, Inc., a medical technology company, since March 2017, and PhyMed Healthcare Group, an anesthesia management company, since July 2016. Dr. Nussbaum is a Professor of Clinical Medicine at Washington University School of Medicine and an adjunct professor at the Olin School of Business, Washington University and serves as Senior Fellow at the University of Southern California Schaeffer Center for Health Policy and Economics. Dr. Nussbaum earned his B.A. from New York University and his M.D. from Mount Sinai School of Medicine. He trained in internal medicine at Stanford University and Massachusetts General Hospital and in endocrinology at Harvard Medical School and Massachusetts General Hospital.

We believe Dr. Nussbaum is qualified to serve on our Board because of his experience advising life sciences and healthcare companies and his extensive experience as a senior executive and board member in the pharmaceutical and healthcare industries.

Lynne Powell. Ms. Powell has served as a member of our Board since February 2019. Since September 2019 and October 2019, Ms. Powell has served as Chief Executive Officer and as a member of the board of directors, respectively, of Druggability Technologies Holdings Ltd, a specialty pharmaceutical company. In September 2020, Druggability was reorganized into Tavanta Therapeutics, for which Ms. Powell continues to serve as Chief Executive Officer. Prior to joining Tavanta, Ms. Powell served as Senior Vice President and Chief Commercial Officer of BioCryst Pharmaceuticals, Inc., a biotherapeutics company, from January 2015 to July 2019. From January 2010 to October 2014, Ms. Powell served as Senior Vice President of North American Commercial Operations at CSL Behring, a biotherapeutics company. She earned her B.S. in Applied Biology, Pharmacology & Toxicology from the University of East London and her M.B.A. from Monash University (Australia) and Warwick University (UK).

We believe Ms. Powell is qualified to serve on our Board because of her extensive experience as a senior executive and board member in the pharmaceutical industry.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the director nominees set forth above.

PROPOSAL 2: RATIFICATION OF AUDITOR SELECTION

Our Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021. In this Proposal 2 we are asking stockholders to vote to ratify this selection. Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by law or our bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the committee will reconsider its selection. Even if the selection is ratified, the committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

KPMG has served as our independent registered public accounting firm since 2011. The following table summarizes the fees KPMG billed to us for each of the last two fiscal years. All services associated with such fees were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2020	2019
Audit Fees(1)	$2,320,649	$1,497,351
Audit-Related Fees	—	—
Tax Fees(2)	700,752	437,160
All Other Fees	—	—

Total Fees	$3,021,401	$1,934,511

(1)

Consists of aggregate fees billed for professional services related to our initial public offering of $670,649 and $479,351, in 2020 and 2019, respectively. The audit of our annual consolidated financial statements and review of our quarterly condensed consolidated financial statements, and professional consultations with respect to accounting matters. Also includes fees related to comfort letter procedures in connection with follow-on equity and debt offerings and review of registration statements on Forms S-1 and S-8.

(2)	Consists of fees billed primarily for professional services for tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted procedures requiring the pre-approval of all audit and non-audit services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the committee for each engagement of our auditor to perform other audit-related or other non-audit services. The committee does not delegate its responsibility to approve services performed by our auditor to any member of management. The committee has delegated authority to the committee chair to pre-approve any audit or non-audit service to be provided to us by our auditor provided that the fees for such services do not exceed $100,000. Any approval of services by the committee chair pursuant to this delegated authority must be reported to the committee at its next regularly scheduled meeting.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2020 with the Company’s management and with KPMG, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

This report is provided by the following directors, who serve on the Audit Committee:

John Bigalke (Chair)

Jeffrey Alter

Lynne Powell

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection of KPMG to serve as our independent auditor.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Principles of Corporate Governance as a framework for the governance of the Company, which is posted on our website located at https://investors.progenity.com, under “Corporate Governance.”

Board Composition

Director Nomination Process

The Nominating Committee is responsible for, among other things, overseeing succession planning for directors and ensuring that we have a qualified board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders. In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and the skills and experience that the Board may find valuable in the future, and identifying, evaluating and recommending potential director candidates.

In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms to assist it in locating qualified candidates. The committee does not distinguish between nominees recommended by stockholders and other nominee recommendations. Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the Board’s priorities. As part of this vetting process, the committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.

Criteria for Board Membership

In assessing potential candidates for Board membership, the Nominating Committee considers a wide range of factors and generally seeks to balance the following skills, experience and backgrounds on the Board:

•	Biotechnology & Molecular Testing: experience within the biotechnology and molecular testing industries, particularly in diagnostics, devices and therapeutics

•	Corporate Governance: experience, whether currently or in the past, serving on other public company boards of directors

•	Diverse Background: contribution to the diversity of personal backgrounds on the Board, including with respect to gender, race/ethnicity and sexual orientation

•	Finance & Accounting: experience or expertise in finance, accounting, investment analysis, financial reporting processes and capital markets

•	Sales & Marketing: experience overseeing and/or driving product sales, marketing, and commercialization, particularly in biotechnology/molecular testing

•	Science & Research: scientific knowledge related to biotechnology/molecular testing (e.g., biology, chemistry, medicine) and experience in related research and clinical development

•	Senior Leadership: experience serving in a leadership role of an organization, including driving strategy execution, organizational growth and managing human capital

In addition to the above, the Nominating Committee generally believes it is important for all Board members to possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our stockholders.

The Nominating Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board.

Stockholder Recommendations for Directors

It is the Nominating Committee’s policy to consider written recommendations from stockholders for nominees for director. The committee considers nominees recommended by our stockholders in the same manner as a nominee recommended by our Board members or management. Any such recommendations should be submitted to the committee as described in the section titled “Stockholder Communications” below and should include the following information: (i) all information about the nominee that is required to be disclosed pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such nominee’s written consent to being named in the proxy statement as a director nominee and to serving as a director, if elected); (ii) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election; (iii) the name(s) and address(es) for each stockholder of record and beneficial owner of shares of common stock held in “street name” making the nomination and the number of shares of common stock that are owned beneficially and of record by each such stockholder and beneficial owner of shares of common stock held in “street name”; and (iv) such stockholder’s representation that he or she (or a qualified representative) intends to appear at the meeting to make such nomination.

Board Leadership Structure

Our Board has designated Dr. Stylli, our Chief Executive Officer, to serve as Chairman of the Board. Combining the roles of Chief Executive Officer and Chairman allows one person to drive strategy and agenda setting at the board level while maintaining responsibility for executing on that strategy as Chief Executive Officer. In addition, our non-management directors have designated Jeffrey Alter to serve as Lead External Director. In such role, Mr. Alter has responsibility for: (a) presiding at meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the non-management directors or independent directors; (b) approving information sent to the Board; (c) approving the agenda and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items; (d) serving as liaison between the Chairman and the non-management directors or independent directors; (e) and being available for consultation and communication with major stockholders upon request.

Although our amended and restated bylaws do not require that we combine the Chief Executive Officer and Chairman positions, our Board believes that combining the positions is the appropriate leadership structure for us at this time. Our Board recognizes that, depending on the circumstances, other leadership models, such as separating the roles of Chief Executive Officer and Chairman, might be appropriate. Accordingly, our Board may periodically review its leadership structure. Our Board believes that its programs for overseeing risk, as described in the “Board Risk Oversight” section below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

The non-management directors meet in executive session without management present at least quarterly, and the independent directors meet in executive sessions regularly. The purpose of these executive sessions is to encourage and enhance communication among non-management and independent directors.

Director Independence

Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Exchange Act.

Our Board undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including the beneficial ownership of our capital stock by each non-employee director, our Board has determined that Messrs. Bigalke and Ferrell and Dr. Nussbaum, Dr. Kotzin and Ms. Powell qualify as “independent directors” as defined by the Nasdaq listing rules. Dr. Stylli is not deemed to be independent under Nasdaq listing rules by virtue of his employment with the company. Mr. Alter no longer qualifies as an independent director, as defined under Nasdaq listing rules, by virtue of his new position at Anthem, Inc.

Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee, except for Mr. Alter, satisfy the independence standards for audit committees and compensation committees, as applicable, established by SEC and Nasdaq listing rules. As a result, we are currently relying on Nasdaq transition rules applicable to companies who recently underwent an initial public offering.

Board Committees

Our Board has a separately designated Audit Committee, Compensation Committee, Nominating Committee and Science Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter, which are posted on our website located at https://investors.progenity.com, under “Corporate Governance.”

Name	Audit Committee	Compensation Committee	Nominating Committee	Science Committee
Harry Stylli
Jeffrey Alter	X	Chair
John Bigalke	Chair		X
Jeffrey Ferrell		X	X
Brian Kotzin		X		Chair
Samuel Nussbaum			Chair	X
Lynne Powell	X			X
# of Meetings in 2020	5	4	4	5

Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company and its subsidiaries, including the audits of the Company’s financial statements and the integrity of the financial statements and annual review of the performance, effectiveness and independence of the outside auditor. This includes reviewing the financial information provided to stockholders and others and the adequacy and effectiveness of the Company’s internal controls. The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K.

Mr. Bigalke qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules.

Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our senior officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our senior officers, evaluating the performance of these officers in light of the goals and objectives, and setting the officers’ compensation based on those evaluations. The committee also administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans.

The Compensation Committee may delegate its authority to one or more subcommittees or to one member of the committee. The committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers. Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans, but will not be present during voting or deliberations on their own compensation. The committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The committee periodically engages an outside consultant to advise on compensation-related matters.

Nominating Committee. The primary responsibilities of our Nominating Committee are to engage in succession planning for the Board, develop and recommend to the Board criteria for identifying and evaluating qualified director candidates, and make recommendations to the Board regarding candidates for election or reelection to the Board at each annual stockholders’ meeting. In addition, the committee is responsible for overseeing our corporate governance practices and making recommendations to the Board concerning corporate governance matters. The committee is also responsible for making recommendations to the Board concerning the structure, composition, and functioning of the Board and its committees.

Science Committee. The primary responsibilities of our Science Committee are to assist our Board in ensuring that our research and development organization is optimized to support our strategic goals, and reviewing and monitoring the science, technology, processes, procedures, and infrastructure underlying our major discovery and development programs.

Board Risk Oversight

We believe that risk management is an important part of establishing and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage, and mitigate those risks. The committees oversee specific risks within their purview, as follows:

•	The Audit Committee is responsible for overseeing management of risks related to our accounting and financial reporting processes.

•	The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs.

•	The Nominating Committee is responsible for overseeing management or risks related to our operations and corporate governance.

•	The Science Committee is responsible for overseeing management of risks relating to our research and development programs.

Our Board and its committees receive regular reports from members of the company’s senior management on areas of material risk to the company, including strategic, operational, financial, legal, and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the company.

Other Corporate Governance Practices and Policies

Director Attendance

The Board met 13 times during the year ended December 31, 2020. During 2020, each member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee.

Directors are encouraged to attend the annual meeting of stockholders. The 2021 Annual Meeting will be our first annual meeting of stockholders as a public company.

Stockholder Communications

Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board is kept informed by Company management of the Company’s stockholder engagement efforts.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that establishes the standards of ethical conduct applicable to all our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. It addresses, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets, and how to report compliance concerns. A copy of the code is available on our website located at https://investors.progenity.com, under “Corporate Governance.” We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable rules. Our Board is responsible for applying and interpreting the code in situations where questions are presented to it.

Anti-Hedging Policy

We have a policy that prohibits our employees, officers, directors and consultants from engaging in (a) short-term trading; (b) short sales; (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions.

Compensation Committee Interlocks

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of our Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. See “Certain Relationships and Related Party Transactions” below for a description of transactions with Anthem, Inc., where one of the member of our Compensation Committee serves as an executive officer.

Director Compensation

Outside Director Compensation Policy

We adopted a policy for compensating our non-employee directors with a combination of cash and equity, with such equity awards being subject to the terms and conditions of our 2018 Equity Incentive Plan (the “2018 Plan”) and the Restricted Stock Unit Agreement and Stock Option Agreement thereunder and related forms of grant notices approved by the Board.

Cash Compensation. All non-employee directors are entitled to receive a $50,000 ($90,000 for our Lead Director, Jeffrey D. Alter) annual cash retainer for serving as a member of the board of directors as well as the following additional annual cash retainers for their board committee service:

	Chair	Member
Audit Committee	$20,000	$8,000
Compensation Committee	15,000	6,000
Nominating Committee	10,000	5,000
Science Committee	15,000	6,000

In addition, our Lead Director, Jeffrey D. Alter, receives an additional $40,000 annual cash retainer. Each annual cash retainer and additional annual fee is paid quarterly in advance on a prorated basis. We reimburse all of our directors for their reasonable out-of-pocket expenses, including travel, food, and lodging, incurred in attending meetings of our Board and/or its committees.

Equity Compensation. New non-employee directors are entitled to receive an initial equity grant with a target grant date fair value of $350,000, half of which is awarded in the form of restricted stock units and half of which is awarded in the form of stock options. Subject to the director’s continued service, initial equity awards vest in equal installments over a four-year period following the date of grant. In addition, each non-employee director is entitled to receive an annual equity grant with a target grant date fair value of $150,000, half of which is awarded in the form of restricted stock units and half of which is awarded in the form of stock options. The annual equity awards vest in full on the one-year anniversary of the date of grant subject to the director’s continued service through such date.

Fiscal Year 2020 Outside Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Jeffrey D. Alter	$97,556	$74,999	$68,928	$241,483
John T. Bigalke	75,000	74,999	68,928	218,927
Jeffrey A. Ferrell(2)	—	—	—	—
Brian L. Kotzin, M.D.	71,000	74,999	46,572	192,571
Samuel R. Nussbaum, M.D.	66,000	74,999	68,928	209,927
Lynne Powell	64,000	74,999	68,928	207,927

(1)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation - Stock Compensation”) of stock awards and stock options granted during the year and the incremental fair value (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718) of stock options that were repriced on January 9, 2020. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 12 to our consolidated financial statements, Stock-Based Compensation. These amounts may not correspond to the actual value eventually realized by each director because the value depends on the market value of our common stock at the time the award vests or is exercised. As of December 31, 2020, Mr. Alter held 14,341 restricted stock units and 28,988 stock options, Mr. Bigalke held 14,341 restricted stock units and 28,988 stock options, Mr. Ferrell held no restricted stock units and no stock options, Dr. Kotzin held 15,672 restricted stock units and 28,988 stock options, Dr. Nussbaum held 14,341 restricted stock units and 28,988 stock options and Ms. Powell held 14,341 restricted stock units and 28,988 stock options.

(2)	Mr. Ferrell elected not to receive any compensation from us for his services in 2020.

Directors who are also employees, such as Dr. Stylli, do not receive any compensation for their services as our directors. The compensation received by Dr. Stylli for his services to us as our Chief Executive Officer is presented in the 2020 Summary Compensation Table above.

Indemnification Agreements

We have entered into indemnification agreements with our officers and directors. The indemnification agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS

Biographical and other information regarding our executive officers is set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Harry Stylli, Ph.D.(1)	59	Chairman and Chief Executive Officer
Eric d’Esparbes	53	Chief Financial Officer
Damon Silvestry	53	Chief Operating Officer
Sami Shihabi	49	Chief Commercial Officer
Matthew Cooper, Ph.D.	48	Chief Scientific Officer
Troy Seelye	57	Chief Information Officer
Clarke Neumann, J.D.	57	General Counsel and Secretary
George Gianakopoulos	59	Senior Vice President of Sales
Hutan Hashemi, J.D.	42	Chief Compliance Officer

(1)    For Dr. Stylli’s biographical information, see “Information Regarding Director Nominees” above.

Eric d’Esparbes. Mr. d’Esparbes has served as our Chief Financial Officer since May 2019. From September 2014 to August 2018, Mr. d’Esparbes served as the Chief Financial Officer of Innoviva, Inc., a biotechnology company, where he was responsible for all aspects of the finance function including financial accounting, capital planning, audit, tax, and investor relations. Mr. d’Esparbes also served as the interim Principal Executive Officer of Innoviva from February 2018 to June 2018. Prior to Innoviva, he served as Chief Financial Officer for Joule Unlimited, an energy company, from December 2010 to March 2014, Vice President of Finance for AEI, Inc., a global energy company, from February 2010 to December 2010, Chief Financial Officer of AEI Asia Limited from May 2007 to February 2010, and Chief Financial Officer for Meiya Power Company (now CNG New Energy), an energy company, from October 1999 to May 2007. Mr. d’Esparbes earned his bachelor’s degree from Hautes Études Commercial in Montréal, Canada.

Damon Silvestry. Mr. Silvestry has served as our Chief Operating Officer since May 2020. Previously, Mr. Silvestry served as the Senior Vice President of Operations and People at Natera, Inc., a cell-free DNA testing company, from April 2018 to May 2020, Senior Vice President of Operations from April 2016 to April 2018, and Vice President of Operations from April 2015 to April 2016. Prior to Natera, Mr. Silvestry was the Senior Vice President of Operations at Miraca Life Sciences (now known as Inform Diagnostics) from June 2011 to October 2014, an anatomic pathology provider. Prior to Miraca, Mr. Silvestry served in a number of roles at Dell, Inc., including as the Executive Director for Latin America & Canada Sales Operations, Director of Dell Americas Engineering, Senior Manager of New Product Introductions and in various leadership roles within engineering. Mr. Silvestry earned his B.S. in Industrial Engineering from Southern Illinois University and his master’s degree in Manufacturing Engineering from New York University—Polytechnic School of Engineering.

Sami Shihabi. Mr. Shihabi has served as our Chief Commercial Officer since October 2019. From January 2018 to October 2019, he served as our Senior Vice President of Marketing and Portfolio Strategy, where he was responsible for leading the marketing strategies for our women’s health business. Previously, Mr. Shihabi was the Vice President, Head of Commercial for Prometheus Laboratories Inc., a diagnostic company, from October 2016 to January 2018, where he was responsible for leading the commercials sales, marketing, and managed care organizations. Also at Prometheus, he served as Executive Director, Global Strategic Marketing from October 2015 to October 2016. Prior to Prometheus, he served as Global Commercial and Marketing Lead at Nestlé Health Science, a health science company, from January 2014 to October 2015. Mr. Shihabi earned his B.S. in Biological Sciences from the University of California, Davis, his master’s degree in Molecular Biology from Pennsylvania State University, and his M.B.A. from the University of California Irvine.

Matthew Cooper, Ph.D. Dr. Cooper has served as our Chief Scientific Officer since March 2015. Previously, Dr. Cooper was the Chief Executive Officer and founder of Carmenta Bioscience, Inc., a biotechnology company, from February 2012 until we acquired Carmenta in March 2015. Prior to Carmenta, he was founding Chief

Scientific Officer at Syapse Inc., a precision medicine software platform company, from February 2010 to February 2012. Previously, he served as Head of Non-Clinical Safety Information at Hoffmann-La Roche, a healthcare company, from January 2009 to April 2010 and as Principal Research Scientist at Hoffman-La Roche from February 2006 to January 2009. He was a scientist at Biogen Idec from February 2001 to February 2006. Dr. Cooper has also served as a member of the board of directors of Avails Medical, Inc., an in vitro diagnostics company, since March 2019, and as a member of the board of directors of NeoSeq Healthcare Management Consulting Co., Ltd., a health management company, since November 2018. Dr. Cooper earned his B.S. in Chemistry from the University of Tulsa, dual M.B.A.s from Columbia Business School and the Berkeley Haas School of Business, and his Ph.D. in Toxicology from the University of Kentucky College of Medicine.

Troy Seelye. Mr. Seelye has served as our Chief Information Officer since March 2020. Previously, Mr. Seelye served as Chief Information Officer of Teradata Corp., a provider of data warehousing and analytics solutions, from January 2017 to March 2020. Prior to Teradata, he served in various roles at Illumina Inc., a genetic testing company, including as the Head of Global IT Operations from February 2014 to January 2017 and as the Senior Director of Global Information Systems from September 2008 to February 2014. Prior to Illumina, Mr. Seelye spent 17 years in a number of roles at Amgen Inc., including as Senior Manager, Network Infrastructure Engineering, Senior Manager, Data Center Operations, and Senior Architect, where he led global expansion across Asia and Europe. Mr. Seelye earned his B.S. from California Lutheran University.

Clarke Neumann, J.D. Mr. Neumann has served as our General Counsel and Secretary since September 2014. Previously, Mr. Neumann served as Vice President, Associate General Counsel, and Assistant Secretary of Sequenom, Inc., a molecular diagnostic testing and genetics analysis company, from October 2012 to August 2014, as Vice President, General Counsel and Assistant Secretary from May 2001 to October 2012, and as Corporate Counsel from July 1999 to May 2001. From October 1993 to May 1999, Mr. Neumann was an attorney at Lyon & Lyon, LLP, specializing in intellectual property litigation, strategic counseling, business litigation, and transactional matters. Mr. Neumann earned his B.S. in chemical engineering from Pennsylvania State University and his J.D. from Loyola Law School, Los Angeles.

George Gianakopoulos. Mr. Gianakopoulos has served as our Senior Vice President of Sales since October 2019. He previously served as our Corporate Vice President of Sales from January 2018 to October 2019 and as our Vice President of Sales from September 2014 to January 2018. Prior to joining our company, Mr. Gianakopoulos served as a sales leader in the oncology division of Myriad Genetics, Inc., a diagnostics company, from June 2006 to August 2014, and previously served in various marketing, sales and human resources roles at Eli Lilly. Mr. Gianakopoulos earned his B.S.B.A. and his M.B.A. from Indiana University.

Hutan Hashemi, J.D. Mr. Hashemi has served as our Chief Compliance Officer since July 2020. He previously served as our Chief Compliance Officer and Senior Corporate Counsel from May 2019 to July 2020. Prior to joining our company, Mr. Hashemi served as Chief Compliance Officer and Senior Corporate Counsel at Genoptix, Inc., a clinical oncology laboratory, from March 2017 to May 2019, where he was responsible for all aspects of the healthcare compliance and regulatory functions, as well as lead counsel on various transactional and litigation matters for the company. Mr. Hashemi also served as Corporate Counsel at Genoptix from January 2016 to March 2017. Prior to Genoptix, Mr. Hashemi practiced real estate finance and transactional law at Bryan Cave Leighton Paisner. Mr. Hashemi earned his B.A. in Economics from the University of California, Irvine and his J.D. from the University of Southern California, Gould School of Law.

EXECUTIVE COMPENSATION

Our named executive officers, or NEOs, for 2020, which consist of our principal executive officer and the next two most highly-compensated executives, are:

•	Dr. Harry Stylli, our Chief Executive Officer, or CEO, and Chairman of our Board;

•	Eric d’Esparbes, our Chief Financial Officer; and

•	Damon Silvestry, our Chief Operating Officer.

2020 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to our NEOs for 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Harry Stylli, Ph.D.	2020	395,000	2,333,660	3,020,843	—	3,819	5,753,322
President, Chief Executive Officer	2019	395,000	—	—	—	—	395,000
and Chairman of the Board
Eric d’Esparbes	2020	450,000	769,204 (4)	964,988 (4)	135,000	17,670	2,336,862
Executive Vice President, Chief Financial
Officer and Principal Financial Officer
Damon Silvestry	2020	246,154	611,250	870,152	53,320	39,162	1,820,038
Chief Operating Officer

(1)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718) of stock awards and stock options granted during the year and the incremental fair value (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718) of stock options that were repriced on January 9, 2020. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 12 to our consolidated financial statements, Stock-Based Compensation. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock at the time the award vests or is exercised.

(2)

Mr. d’Esparbes had a target bonus equal to 50% of base salary and Mr. Silvestry had a target bonus equal to 40% of base salary. Dr. Stylli did not participate in our annual incentive bonus program during 2020 or 2019. Messrs. d’Esparbes and Silvestry received annual non-equity incentive plan compensation awards for 2020 in the form of fully vested shares of common stock.

(3)

Amounts shown in this column represent the value of life insurance premiums paid by the Company for each NEO, the value of 401(k) contributions made by the Company for Messrs. d’Esparbes and Silvestry, and the value of relocation and temporary housing costs for Mr. Silvestry.

(4)

In lieu of paying cash bonuses for the fiscal year ended December 31, 2019, on March 3, 2020, the compensation committee approved granting Mr. d’Esparbes 4,610 restricted stock units with a fair value on such date of $44,998 and 7,785 stock options with a fair value on such date of $49,184. The grant date for all awards was March 4, 2020. The stock options were fully vested as of the date of grant and the restricted stock units vested on the one-year anniversary of the date of grant. In accordance with applicable SEC rules, the grant date fair value of each award is included in the 2020 Summary Compensation Table as Stock Awards and Option Awards.

Outstanding Equity Awards at 2020 Fiscal-Year End Table

The following table sets forth information regarding outstanding equity awards at the end of 2020 for each of our NEOs.

				Option Awards			Stock	Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Harry Stylli, Ph.D.	2/5/2020	(1)	—	—	—	—	214,174	1,137,264
	2/5/2020	(1)	109,571	368,577	9.76	2/5/2030
Eric d’Esparbes	6/15/2019	(2)	—	—	—	—	10,653	56,567
	1/9/2020	(3)	10,652	17,754	9.88	6/15/2029	—	—
	1/15/2020	(4)	—	—	—	—	45,564	241,945
	1/15/2020	(4)	—	91,129	9.88	1/15/2030	—	—
	3/4/2020	(5)	—	—	—	—	4,610	24,479
	3/4/2020	(5)	7,785	—	9.76	3/4/2030	—	—
	8/15/2020	(6)	—	—	—	—	36,243	192,450
	8/15/2020	(6)	7,693	66,170	7.71	8/15/2030	—	—
Damon Silvestry	6/15/2020	(7)	—	—	—	—	24,279	128,921
	6/15/2020	(7)	—	48,558	11.37	6/15/2030	—	—
	11/15/2020	(8)	—	—	—	—	75,000	398,250
	11/15/2020	(8)	—	150,000	4.47	11/15/2030	—	—

(1)

Dr. Stylli’s unvested restricted stock units vest in semi-annual installments on each February 15 and August 15, ending on August 15, 2024, and his stock options vest in equal monthly installments over a four-year period.

(2)

These restricted stock units vest over a four-year period, with 25% vesting on the one-year anniversary of the date of grant and then in semi-annual installments beginning on February 15, 2021 and ending on August 15, 2023.

(3)

On January 9, 2020, our Board and stockholders approved the reduction of the exercise price of the stock options to $9.88 to reflect the current fair market value of our common stock on such date. The unvested portion of these stock options vest in equal monthly installments through June 15, 2023.

(4)

Mr. d’Esparbes’s restricted stock units granted on January 15, 2020 vest with 25% vesting on February 15, 2021, and then in semi-annual installments beginning on August 15, 2021 and ending on February 15, 2024 and his stock options granted on such date vest over a four-year period, with 25% vesting on the one-year anniversary of the date of grant and then in equal monthly installments thereafter.

(5)

In lieu of paying cash bonuses for the fiscal year ended December 31, 2019, on March 3, 2020, the compensation committee approved granting Mr. d’Esparbes 4,610 restricted stock units with a fair value on such date of $44,998 and 7,785 stock options with a fair value on such date of $49,184. The grant date for all awards was March 4, 2020. The stock options were fully vested as of the date of grant and the restricted stock units vested on the one-year anniversary of the date of grant.

(6)

Mr. d’Esparbes’s restricted stock units granted on August 15, 2020 vest with 25% vesting on August 15, 2021, and then in semi-annual installments beginning on February 15, 2022 and ending on August 15, 2024 and his stock options granted on such date vest in equal monthly installments from August 15, 2020 through July 15, 2024.

(7)

Mr. Silvestry’s restricted stock units granted on June 15, 2020 vest with 25% vesting on August 15, 2021, and then in semi-annual installments beginning on February 15, 2022 and ending on August 15, 2024 and his stock options granted on such date vest over a four-year period, with 25% vesting on the one-year anniversary of the date of grant and then in equal monthly installments thereafter.

(8)

Mr. Silvestry’s restricted stock units granted on November 15, 2020 vest over a four-year period, with 25% vesting on the one-year anniversary of the date of grant and then in equal semi-annual installments over the following three years, and his stock options granted on such date vest over a four-year period, with 25% vesting on the one-year anniversary of the date of grant and then in equal monthly installments thereafter.

Employment Agreements

We do not have employment agreements with any of our NEOs at this time, but, in connection with Messrs. d’Esparbes’s and Silvestry’s commencement of employment, we extended offer letters to each of them that provide for base salary, participation in benefit plans and eligibility to earn an annual bonus. In addition, the offer letters provided for the grant of restricted stock units and stock options to each NEO, which are reflected in the Outstanding Equity Awards at 2020 Fiscal-Year End Table above. The offer letters also included a brief protection of confidential information commitment and related representations.

Incentive Compensation

Annual Incentive. During 2020, our NEOs, other than Dr. Stylli, were eligible to receive an annual incentive bonus determined as a percentage of base salary based upon the achievement of pre-established corporate performance goals, which for 2020 included revenue cycle and volume goals, weighted 40%, managed care goals, weighted 20%, products and launch goals, weighted 25%, and precision medicine goals, weighted 15%, and evaluation of individual performance. For 2020, the target award opportunity for Mr. d’Esparbes was 50% of base salary and the target award opportunity for Mr. Silvestry was 40% of base salary. Performance was measured at fiscal year-end and the compensation committee determined that although the corporate goals were achieved below the target level, individual performance for each of Messrs. d’Esparbes and Silvestry was strong and as a result decided to award bonuses equal to $135,000 and $53,320, respectively. Following the end of the year, the compensation committee decided to award the bonuses in the form of fully vested shares of our common stock in lieu of cash.

Equity Incentive. We maintain our 2018 Plan pursuant to which we currently grant stock option and restricted stock unit awards to eligible participants. Each of our NEOs received grants of stock options and restricted stock units under this plan in 2020. As described in our Registration Statement on Form S-1, following the fiscal year ended December 31, 2019, the compensation committee decided to award the 2019 annual incentive bonuses as equity awards granted under the 2018 Plan on March 3, 2020 in the form of fully vested stock options and restricted stock units that vested on the one-year anniversary of the grant date. In connection therewith, Mr. d’Esparbes received 4,610 restricted stock units with a fair value on such date of $44,998 and 7,785 stock options with a fair value on such date of $49,184. Dr. Stylli received 239,074 restricted stock units and 478,148 stock options on February 5, 2020, which were awarded in recognition of Dr. Stylli’s contributions to the Company and in light of the fact that Dr. Stylli had not been granted any equity incentive awards under our various equity compensation plans since the inception of the Company. The compensation committee consulted with its compensation consultant and considered relevant market data in making this award. Mr. d’Esparbes received 64,377 restricted stock units and 91,129 stock options on January 15, 2020 and, on August 15, 2020, in order to bring his compensation closer to the 75th percentile of our peers and, in accordance with the terms of his offer letter, in recognition of the completion of our initial public offering, Mr. d’Esparbes received an additional 36,243 restricted stock units and 73,863 stock options on August 15, 2020. In connection with his commencement of employment, Mr. Silvestry received 24,279 restricted stock units and 48,558 stock options on June 15, 2020 and, pursuant to the terms of his offer letter, an additional 75,000 restricted stock units and 150,000 stock options on November 15, 2020 pursuant to his achievement of certain performance goals related to revenue cycle management process improvements, reducing the rate of missing information on requisitions, savings related to costs of goods sold, implementation of our COVID-19 strategy, and development of a business continuity plan.

Post-Employment Compensation and Change in Control Payments and Benefits

In December 2019, our Board adopted the Progenity, Inc. Severance Plan, or the Severance Plan, pursuant to which certain senior employees, including our NEOs, may become eligible to receive compensation and benefits upon certain qualifying terminations of employment. In the event that an NEO is terminated by the company without cause or voluntarily terminates employment with good reason (with “cause” and “good reason” each as defined in the Severance Plan), in either case more than three months prior to or 13 months or more following a change in control (as defined in the Severance Plan), subject to execution of a general release of claims in favor of the company and compliance with various standard restrictive covenants (such as protection of confidential information and non-disparagement commitments), the NEO is entitled to receive: (i) continued payment of base salary (for a period of 12 months, in the case of our CEO, and for a period of nine months, in the case of the other NEOs); and (ii) payment of the before-tax cost of the NEO’s premiums to continue coverage, or the Continued Coverage, for the NEO and the NEO’s eligible dependents, if any, under the company’s health, vision and/or dental benefit plans to the extent such NEO (and eligible dependents, if applicable) were enrolled prior to such termination (for a period of 12 months, in the case of our CEO and for a period of nine months, in the case of the other NEOs). In the event that an NEO is terminated by the company without cause or voluntarily terminates employment with good reason, in either case within the period that is three months prior to or 13 months following a change in control, subject to execution of a general release of claims in favor of the company, the NEO is entitled to receive: (i) a lump sum payment within 30 days of the change in control equal to 24 months of base salary for the CEO and 18 months of base salary for the other NEOs; (ii) a lump sum payment within 30 days of the change in control equal to the NEO’s average cash incentive bonus earned for the two most recently completed fiscal years multiplied by 2, in the case of the CEO and by 1.5, in the case of the other NEOs; (iii) the Continued Coverage for a period of 24 months (or such shorter period as required by law), in the case of the CEO and 18 months, in the case of the other NEOs; and (iv) all unvested time-based equity awards will accelerate in full and all unvested performance-based equity awards that are outstanding as of the termination date will vest, if at all, based on actual performance for the portion of the performance period ending shortly prior to the occurrence of the change in control as if such partial performance period were the entire performance period.

401(k) Plan

We offer our eligible full-time employees, including our NEOs, the opportunity to participate in our tax-qualified 401(k) plan. Employees can contribute 1% to 85% of their eligible earnings up to the Internal Revenue Service’s annual limits on a before-tax basis, which is generally $19,500 for 2021. We provide a match of 60% of the first 10% contributed. The matches we provided to our NEOs in 2020 are reflected in the “All Other Compensation” column of the 2020 Summary Compensation Table above. The matching funds that we provide are 100% vested after the completion of one year of service.

Other Benefits

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans. We maintain an Employee Stock Purchase Plan in order to enable eligible employees, including our eligible NEOs, to purchase shares of our common stock at a discount.

Clawback Policy

In March of 2021, we adopted a clawback policy applicable to all current and former Section 16 officers, including our NEOs, that will apply if there is an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws that is caused directly or indirectly by the misconduct of a Section 16 officer. The Company is authorized to recover a portion of any annual cash incentive bonuses, other short-term and long-term cash incentive awards and equity incentive awards paid to current or former executive officers in excess of what would have been paid, settled or issued based upon the restated audited financial statements.

Fiscal Year 2021 Compensation Decisions

Following the end of the fiscal year, in light of Dr. Stylli’s historically low compensation as compared to similarly situated executives at our peer companies, in consultation with its compensation consultant and in consideration of relevant market data, the compensation committee recommended to the independent members of the board of directors increasing Dr. Stylli’s base salary to $600,000 and approving his participation in the annual bonus program with a target bonus opportunity equal to 50% of base salary to bring him closer to the 25th percentile of our peers. The independent members of the board of directors approved these changes. The compensation committee also approved ordinary course increases in base salary for each of Messrs. d’Esparbes and Silvestry equal to 5% and 3%, respectively. In addition, in light of the fact that many of our existing stock options have an exercise price that exceeds the current market value of our common stock, the compensation committee (or in the case of Dr. Stylli, the independent members of the board of directors) approved awarding stock options to certain executives, including the NEOs, both for retention purposes and to increase their equity-based incentives to improve the Company’s return to its stockholders. These stock options have a grant date of March 15, 2021 and a vesting date of March 15, 2022, subject to continued service through such date. The grant date values of the stock options are $522,325, $191,006 and $37,753 for each of Dr. Stylli, Mr. d’Esparbes and Mr. Silvestry, respectively. In addition, each NEO received annual equity awards on April 15, 2021. The grant date values of the awards are $2,000,000, $729,000 and $500,000 for each of Dr. Stylli, Mr. d’Esparbes and Mr. Silvestry, respectively, and were granted half in the form of stock options and half in the form of restricted stock units, each subject to our standard four-year vesting schedule.

CERTAIN INFORMATION ABOUT OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding beneficial ownership of our equity interests as of February 1, 2021 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding equity interests, or our 5% and Greater Stockholders;

•	each of our directors;

•	each of our NEOs; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table to our knowledge and subject to applicable community property rules, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned.

The percentage ownership information shown in the column titled “Percentage of Shares Beneficially Owned” in the table below is based on 55,830,087 shares of our common stock outstanding as of the date of this table. Unless otherwise indicated, the address of each individual listed in this table is the Company’s address set forth on the first page of this Proxy Statement.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Total
Greater than 5% Stockholders
Entities affiliated with Athyrium Capital Management, LP(1)	56,205,758	66.1%
Named Executive Officers and Directors
Harry Stylli, Ph.D.(2)	14,563,423	26.0%
Jeffrey D. Alter(3)	51,343	*
John T. Bigalke(4)	31,343	*
Jeffrey A. Ferrell(1)	56,205,758	66.1%
Brian L. Kotzin, M.D.(5)	24,686	*
Samuel R. Nussbaum, M.D.(6)	31,343	*
Lynne Powell(7)	31,343	*
Eric d’Esparbes(8)	79,194	*
Damon Silvestry(9)	121,951	*
All current directors and executive officers as a group (15 persons) (10)	71,508,112	83.4%

*	Represents beneficial ownership of less than one percent.

(1)

Based on a Schedule 13D/A filed on December 11, 2020 and includes shares of common stock beneficially owned by certain affiliates of Athyrium Capital Management, LP. Consists of (a) 4,211,977 shares of common stock owned by Athyrium Opportunities Fund (A) LP, (b) 2,329,083 shares of common stock owned by Athyrium Opportunities Fund (B) LP, (c) 11,731,480 shares of common stock owned by

Athyrium Opportunities III Acquisition 2 LP, (d) 4,175,753 shares of common stock owned by Athyrium Opportunities III Co-Invest 1 LP, (e) 400,160 shares of common stock issuable upon exercise of a warrant held by Athyrium Opportunities III Co-Invest 1 LP, (f) 21,823,737 shares of common stock issuable upon conversion of a convertible note held by Athyrium Opportunities III Co-Invest 1 LP, (g) 4,583,333 shares of common stock owned by Athyrium Opportunities 2020 LP and (h) 6,950,235 shares of common stock issuable upon conversion of a convertible note held by Athyrium Opportunities III Acquisition LP. Voting and investment power with respect to the shares of the Company’s common stock held by Athyrium Opportunities Fund (A) LP, Athyrium Opportunities Fund (B) LP, Athyrium Opportunities III Acquisition 2 LP, Athyrium Opportunities III Co-Invest 1 LP, Athyrium Opportunities 2020 LP and Athyrium Opportunities III Acquisition LP (collectively, the “Athyrium Entities”) may be deemed to be shared by certain affiliated entities. Athyrium Opportunities Associates Co-Invest LLC is the general partner of Athyrium Opportunities III Co-Invest 1 LP, Athyrium Opportunities Associates III GP LLC is the general partner of Athyrium Opportunities Associates III LP, which is the general partner of each of Athyrium Opportunities 2020 LP and Athyrium Opportunities III Acquisition 2 LP, and Athyrium Opportunities Associates GP LLC is the general partner of Athyrium Opportunities Associates LP, which is the general partner of each of Athyrium Opportunities Fund (A) LP and Athyrium Opportunities Fund (B) LP. Jeffrey A. Ferrell, a member of the Company’s Board, is President of each of Athyrium Opportunities Associates Co-Invest LLC, Athyrium Opportunities Associates III GP LLC, and Athyrium Opportunities Associates GP LLC and in his capacity as such, may be deemed to exercise shared voting and investment power over the shares owned by the Athyrium Entities. Jeffrey A. Ferrell and each of the foregoing entities disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein. The business address of each of the Athyrium Entities is c/o Athyrium Capital Management, LP is 505 Fifth Avenue, Floor 18, New York, New York 10017. As reported in the Schedule 13D/A, each of NB Alternatives Advisers LLC, NB Alternatives GP Holdings LLC, and NB Alternatives Holdings LLC shares voting power with certain Athyrium Entities with respect to 6,541,060 shares of common stock. The business address for NB Alternatives Advisers LLC and NB Alternatives GP Holdings LLC is c/o NB Alternatives Advisers LLC, 325 N. Saint Paul Street, Suite 4900, Dallas, TX 75201 while the business address for NB Alternatives Holdings LLC is c/o NB Alternatives Advisers LLC, 1290 Avenue of the Americas, New York, New York 10104.

(2)

Consists of (a) 14,394,085 shares of common stock, (b) 29,884 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table, and (c) 139,454 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(3)

Consists of (a) 23,994 shares of common stock, (b) 9,014 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table, and (c) 18,335 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(4)

Consists of (a) 3,994 shares of common stock, (b) 9,014 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table, and (c) 18,335 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(5)

Consists of (a) 2,663 shares of common stock, (b) 9,014 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table, and (c) 13,009 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(6)

Consists of (a) 3,994 shares of common stock, (b) 9,014 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table, and (c) 18,335 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(7)

Consists of (a) 3,994 shares of common stock, (b) 9,014 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table, and (c) 18,335 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(8)

Consists of (a) 2,322 shares of common stock, (b) 17,776 shares of common stock underlying restricted stock units that will vest within 60 days after the date of this table, and (c) 59,096 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(9)	Represents 121,951 shares of common stock.

(10)

Consists of (a) those shares described in footnotes (1) through (9) above, (b) 28,263 shares of common stock beneficially owned by our executive officers not named in the table above, (c) 23,286 shares of common stock underlying restricted stock units that will vest within 60 days of the date of this table held by our executive officers not named in the table above, and (d) 316,179 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date held by our executive officers not named in the table above.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2020. As of December 31, 2020, we had outstanding awards under five equity compensation plans: our 2011 Incentive Stock Plan, our Second Amended and Restated 2012 Stock Plan, our 2015 Consultant Stock Plan, our Third Amended and Restated 2018 Equity Incentive Plan, and our 2020 Employee Stock Purchase Plan. Current awards may be granted only under our Third Amended and Restated 2018 Equity Incentive Plan and our 2020 Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,737,710 (1)	6.01	3,448,616 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	5,737,710	6.01	3,448,616

(1)	Includes stock options to purchase 4,268,945 shares of our common stock with a per share weighted-average exercise price of $6.01 and 1,468,765 restricted stock unit awards with no exercise price.

(2)

Represents 2,938,616 shares of our common stock reserved for future grants under our 2018 Equity Incentive Plan, as amended and restated, and 510,000 shares reserved for issuance under our 2020 Employee Stock Purchase Plan. Excludes 4,537,676 and 557,723 shares that were added to our 2018 Equity Incentive Plan, as amended and restated, and our 2020 Employee Stock Purchase Plan, respectively, on January 1, 2021 pursuant to the evergreen provisions thereunder. As of December 31, 2020, no shares have been issued under the 2020 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2019, or any currently proposed transaction, to which we were or are a party in which:

•	the amount involved exceeds $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•

any of our directors or executive officers, any holder of 5% or more of any class of our voting capital stock or any member of his or her immediate family had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our Compensation Committee.

Beneficial ownership of securities is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.

Related Party Transactions

Credit and Security Agreements, Series B Preferred Stock, and Convertible Notes

In October 2017, we entered into the Credit Agreement with Athyrium Opportunities III Co-Invest 1 LP, as collateral agent and a lender, which is a fund managed by Athyrium. Athyrium beneficially owns more than 5% of a class of our voting securities and has designated a director on our Board. The Credit Agreement was terminated on December 7, 2020 in connection with the issuance of the Athyrium Notes (as defined below).

The Credit Agreement provided for a term loan of $75.0 million, which accrued interest at a rate of 9.5% and was scheduled to terminate on October 27, 2022. The term loan contained customary covenants, including a requirement that we maintain a minimum unrestricted cash balance at all times of at least $5.0 million. The term loan was secured by all of our tangible and intangible property and assets, with the exception of our intellectual property. As of December 31, 2020, no principal remained outstanding under the term loan. Through December 31, 2020, we paid $21.2 million in interest on the term loan.

On March 31, 2020, we entered into the Credit Agreement Amendment with the collateral agent and lender party thereto, providing for the payment of interest due and payable as of March 31, 2020 in shares of our Series B Preferred Stock, and further providing for the payment of interest due and payable as of June 30, 2020 in shares of our Series B Preferred Stock in the event our initial public offering had not been consummated by such date. Pursuant to the Credit Agreement Amendment, we concurrently entered into a Series B Preferred Stock Subscription Agreement, or the Subscription Agreement, with the lender, which provided for the issuance of 967,130 shares of Series B Preferred Stock at a subscription price of $2.25 per share, as payment for interest due and payable as of March 31, 2020 and all applicable fees as set forth in the Credit Agreement Amendment. The Subscription Agreement further provided for a potential additional issuance of shares of Series B Preferred Stock as payment for the interest due and payable under the Credit Agreement as of June 30, 2020, in the event that our initial public offering had not been consummated by such date, with the amount of shares to be determined at such time.

On May 6, 2020, in connection with the issuance and sale of the Convertible Note described below, we entered into the Second Credit Agreement Amendment allowing for the creation or incurrence of certain indebtedness and the making of payments, in each case, in respect of the Convertible Note, among other matters.

On February 28, 2020, we completed an additional equity financing pursuant to a stock purchase agreement executed on November 12, 2019 with Athyrium Opportunities III Acquisition 2 LP and Dr. Stylli, our Chairman and Chief Executive Officer, for an aggregate purchase price of $11.4 million. We issued an aggregate of 5,066,666 shares of Series B Preferred Stock at a purchase price of $2.25 per share.

On April 3, 2020, we entered into a stock purchase agreement pursuant to which we issued and sold 4,444,444 shares of our Series B Preferred Stock to Athyrium Opportunities III Acquisition 2 LP, at a purchase price of $2.25 per share for an aggregate purchase price of $10.0 million.

On May 8, 2020, we entered into a note purchase agreement with Athyrium Opportunities 2020 LP, a fund managed by Athyrium, pursuant to which we issued and sold an unsecured convertible promissory note, or the Convertible Note, with an annual interest rate of 8.0% and in an aggregate principal amount of $15.0 million. The Convertible Note had a maturity date of May 8, 2022 and, in connection with our initial public offering, was converted at the option of the holder into 1,250,000 shares of our common stock. In connection with the issuance and sale of the Convertible Note, we entered into the Second Amendment to Series B Preferred Stock Warrant, dated May 8, 2020, providing for the removal of certain restrictive exercise provisions in the Series B Preferred Stock Purchase Warrant.

On June 23, 2020, we completed our initial public offering, or IPO, of our common stock. In our initial public offering, we issued and sold 6,666,667 shares of our common stock, at a price to the public of $15.00 per share, of which 3,366,666 shares were purchased by our affiliates, which included 3,333,333 shares purchased by Athyrium and 33,333 shares purchased by Dr. Stylli. In connection with the IPO, on June 23, 2020, all outstanding Series A and B preferred stock and the outstanding convertible promissory note converted into shares of common stock and the outstanding warrant to purchase shares of convertible preferred stock became exercisable for 400,160 shares of our common stock.

On December 7, 2020, we completed a public offering of our common stock and a concurrent offering of convertible notes, or the December 2020 Offerings. In the public offering, we issued and sold 7,645,259 shares of our common stock, at a price to the public of $3.27 per share, of which 4,281,345 shares were purchased by our affiliates, namely 4,128,440 shares purchased by Athyrium and 152,905 shares purchased by Dr. Stylli. The underwriting discount applied with respect to the shares purchased by Athyrium was $0.07267 per share of common stock, as compared to $0.1962 per share of common stock for shares purchased by other investors in the offering.

In the concurrent offering, we issued approximately $168.5 million in aggregate principal amount of our 7.25% Convertible Senior Notes due 2025. Certain entities affiliated with Athyrium acquired $103.5 million in aggregate principal amount of the convertible notes, which we refer to as the Athyrium Notes, of which $25.0 million in aggregate principal amount of the convertible notes was acquired for cash and an additional $78.5 million in aggregate principal amount of the convertible notes was acquired in exchange for the discharge of amounts outstanding under the Credit Agreement. The Athyrium Notes form part of the same series of notes as the other convertible notes issued in the offering. However, the Athyrium Notes were initially issued in certificated form, and are subject to different transfer restrictions than, and will not initially be fungible with, the other convertible notes issued in this offering.

Fourth Amended and Restated Investors’ Rights Agreement

We are party to a fourth amended and restated investors’ rights agreement, effective as of August 27, 2019, as amended, which provides certain holders of our capital stock, including Dr. Stylli and funds managed by Athyrium, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. The registration of shares of the Company’s common stock pursuant to the exercise of registration rights described below would enable holders to sell these shares without restriction under the Securities Act when the registration statement is declared effective. We will pay all expenses related to any demand, piggyback, or Form S-3 registration described below, with the exception of underwriting discounts and commissions. The registration rights described below will expire (i) five years after the completion of the Company’s initial public offering, (ii) with respect to any particular holder, at the time that such holder can sell all its registrable securities under Rule 144 or another similar exemption under the Securities Act without limitation during a three-month period without registration or (iii) upon termination of the fourth amended and restated investors’ rights agreement.

Demand Registration Rights

At any time beginning on January 14, 2021, the holders of 50% or more of the registrable securities then outstanding may make a written request that we register all or a portion of their shares, subject to certain specified exceptions. Such request for registration must cover securities with an aggregate offering price, net of underwriting discounts and commissions, of at least $20,000,000. We will prepare and file a registration statement as requested, unless, in the good faith judgment of the Company’s Board, such registration would be seriously detrimental to the company and its stockholders and filing should be deferred. We may defer only once in any 12-month period, and such deferral shall not exceed 120 days after receipt of the request. In addition, we are not obligated to effect more than two of these registrations within any twelve 12-month period or if the holders’ proposed registered securities may be immediately registered on Form S-3.

Piggyback Registration Rights

Subject to certain specified exceptions, if we propose to register any of the Company’s securities under the Securities Act either for the Company’s own account or for the account of other stockholders, the holders of shares having registration rights are entitled to written notice and certain “piggyback” registration rights allowing them to include their shares in the Company’s registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters, in their sole discretion, to limit the number of shares included in any such offering under certain circumstances, but not below 15% of the total amount of securities included in such offering, unless all other securities, other than the Company’s securities, are entirely excluded from the offering.

Form S-3 Registration Rights

At any time after we are qualified to file a registration statement on Form S-3, and subject to limitations and conditions, the holders of 50% or more of the registrable securities then outstanding are entitled to written notice of such registration and may make a written request that we prepare and file a registration statement on Form S-3 under the Securities Act covering their shares, so long as the aggregate price to the public, net of the underwriters’ discounts and commissions, is at least $10,000,000. We will prepare and file the Form S-3 registration as requested, unless, in the good faith judgment of the Company’s board of directors, such registration would be seriously detrimental to the company and its stockholders and filing should be deferred. We may defer only once in any 12-month period, and such deferral shall not exceed 120 days after receipt of the request. In addition, we are not obligated to prepare or file any of these registration statements (i) within 180 days after the effective date of a registration statement pursuant to demand or piggyback registration rights or (ii) if two of these registrations have been completed within any 12-month period.

Registration Rights for Shares of Common Stock Issuable Upon Conversion of Notes

In connection with the issuance of the Athyrium Notes, we entered into an amendment to the registration rights agreement with certain entities affiliated with Athyrium pursuant to which certain entities affiliated with Athyrium acquired rights to cause us to register the resale of shares of common stock issuable upon conversion of the Athyrium Notes

Guarantee by Dr. Stylli

On May 21, 2020, in connection with settlement discussions related to the federal investigations described in the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2021 under “Part I, Item 3, Legal Proceedings—Federal Investigations,” the government required a guarantee of a portion of our obligations to the government by one or more of our significant stockholders, and Dr. Stylli, our Chairman and Chief Executive Officer, reached an agreement with the government to personally guarantee payment of our obligations to the government up to an amount of $5.0 million.

Transactions with Anthem

One of our Board members, Jeffrey Alter, has served as Executive Vice President, IngenioRX and Anthem Health Solutions, at Anthem, Inc., since September 2020. We submit claims for reimbursement and receive associated payments from commercial third-party payors, one of whom is Anthem, Inc. During the years ended December 31, 2019 and 2020, aggregate payments received from Anthem, Inc. were $7.9 million and $5.4 million, respectively.

Related Party Transaction Policy

We have adopted a written related party transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $100,000. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons. Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, are deemed to have standing pre-approval by the Audit Committee but may be specifically reviewed if appropriate in light of the facts and circumstances.

Under the policy, if a transaction has been identified as a related party transaction, including any transaction that was not a related party transaction when originally consummated or any transaction that was not initially identified as a related party transaction prior to consummation, our management must present information regarding the related party transaction to our Audit Committee for review, consideration and approval or ratification. The presentation must include a description of, among other matters, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related party transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related party transactions, our Audit Committee will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally

The policy requires that, in determining whether to approve, ratify, or reject a related party transaction, our Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in the good faith exercise of its discretion.

The related party transactions described above, other than the participation by certain of our affiliates in our IPO and December 2020 Offerings, were consummated prior to our adoption of the formal, written policy described above, and, accordingly, the foregoing policies and procedures were not followed with respect to these transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arms-length transactions at such time.

OTHER MATTERS

Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2022 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of the close of business (6:00 p.m. Pacific Time) on December 16, 2021.

As set forth in our bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2022 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth above no earlier than the 120th day and no later than the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered no later than the 10th day after the first public announcement of the date of such annual meeting by the Company. Therefore, unless the 2022 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 2, 2022 and no later than the close of business on March 4, 2022. Such nominations or proposals may or may not be included in the proxy statement.

Any stockholder proposal must be a proper matter for stockholder action and must comply either with Rule 14a-8 of the Exchange Act or the terms and conditions set forth in our bylaws, as applicable.

Delivery of Documents to Stockholders Sharing an Address

A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (855) 293-2639, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.

Availability of Additional Information

We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, including exhibits, on the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (855) 293-2639.

PROGENITY, INC. 4330 LA JOLLA VILLAGE DRIVE SUITE 200 SAN DIEGO, CA 92122 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 1, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/PROG2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 1, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D48073-P51394 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PROGENITY, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees: 01) Harry Stylli, Ph.D. 05) Brian L. Kotzin, M.D. 02) Jeffrey D. Alter 06) Samuel R. Nussbaum, M.D. 03) John T. Bigalke 07) Lynne Powell 04) Jeffrey A. Ferrell 2. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D48074-P51394 PROGENITY, INC. Annual Meeting of Stockholders June 2, 2021 11:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Harry Stylli, Eric d’Esparbes and Clarke Neumann, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of common stock of PROGENITY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, PDT on June 2, 2021, live via the Internet, at www.virtualshareholdermeeting.com/PROG2021 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. In the event that any of the nominees named on the reverse side of this form are unavailable for election or unable to serve, the shares represented by proxy may be voted for a substitute nominee selected by the Board of Directors. Continued and to be signed on reverse side